Exhibit 23.3


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Magna Group, Inc. ("Magna") on Form S-4 of our report dated January 21, 1997, on our audits of the consolidated balance sheets of Homeland Bankshares Corporation and its subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, cash flows, and changes in stockholders' equity for each of the three years in the period ended December 31, 1996, which report is included in Magna's Current Report on Form 8-K/A, dated May 1, 1997, which is incorporated by reference into Magna's Form S-4, and to the reference to us under the headings "Experts" in the Prospectus, which is part of the Registration Statement.

/s/ Deloitte & Touche LLP

Des Moines Iowa
January 16, 1998